Exhibit 99.1

FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

WEGOWISE, INC.

Contents
December 31, 2017 and 2016

Pages
Independent Auditor’s Report	1 - 1A
Financial Statements:
Balance Sheets	2
Statements of Operations	3
Statements of Changes in Stockholders' Deficit	4
Statements of Cash Flows	5
Notes to Financial Statements	6 - 16
Supplemental Information:
Supplemental Statements of Operating Expenses	17

Independent Auditor’s Report

To the Stockholders of
WegoWise, Inc.:

Report on Financial Statements

We have audited the accompanying financial statements of WegoWise, Inc. (a Delaware corporation) (WegoWise), which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of operations, changes in stockholders' deficit and cash flows for years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WegoWise, Inc. as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As explained in Note 3 of the financial statements, WegoWise is part of an affiliated group of companies and has entered into transactions with certain members of this group. These financial statements may not be reflective of the financial condition or the results of operations had WegoWise been an independent entity.

Report on Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the financial statements as a whole. The accompanying supplemental statements of operating expenses for the years ended December 31, 2017 and 2016, shown on page 18, are presented for purposes of additional analysis and are not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

Boston, Massachusetts
March 27, 2018

Page 1A

WEGOWISE, INC.

Balance Sheets
December 31, 2017 and 2016

	2017	2016
Assets
Current assets
Cash	$186,953	$860,320
Accounts receivable, net	858,855	410,112
Prepaid expenses and other current assets	—	16,041

Total current assets	1,045,808	1,286,473

Restricted Cash	7,740	174,283

Security Deposit	58,010	58,010

Office Furniture and Computers, net	31,029	51,964

Total assets	$1,142,587	$1,570,730
Liabilities and Stockholders’ Deficit
Current liabilities
Current portion of note payable to a bank	$471,401	—
Accounts payable and accrued expenses	288,779	402,162
Due to affiliate	451,568	—

Total current liabilities	1,211,748	402,162

Deferred Revenue	1,891,614	1,143,489

Note Payable to a Bank, net	6,420,116	4,870,520

Total liabilities	9,523,478	6,416,171

Stockholders’ Deficit:
Series A redeemable convertible preferred stock; $0.0001 par value; 92,983 shares authorized; 92,983 shares issued and outstanding (liquidation preference of $2,823,433)	2,823,433	2,638,723
Series B redeemable convertible preferred stock; $0.0001 par value; 700,000 shares authorized; 660,049 shares issued and outstanding (liquidation preference of $8,283,134)	8,254,954	7,703,647
Common stock; $0.0001 par value; 1,260,000 shares authorized; 108,100 shares issued and outstanding at December 31, 2017 and 2016, respectively	11	11
Additional paid-in capital	292,346	162,484
Accumulated deficit	(19,751,635)	(15,350,306)

Total stockholders’ deficit	(8,380,891)	(4,845,441)

Total liabilities and stockholders’ deficit	$1,142,587	$1,570,730

The accompanying notes are an integral part of these statements.

WEGOWISE, INC.

Statements of Operations
For the Years Ended December 31, 2017 and 2016

	2017	2016
Revenue	$3,055,619	$2,068,266

Cost of Revenue	614,728	887,397

Gross profit	2,440,891	1,180,869

Operating Expenses:
Research and development	1,456,648	1,714,179
General and administrative	2,459,344	1,959,483
Selling and marketing	1,898,075	2,036,809

Total operating expenses	5,814,067	5,710,471

Loss from operations	(3,373,176)	(4,529,602)

Other Income (Expense):
Interest income	2,785	5,564
Interest expense	(294,921)	(178,385)

Total other expenses	(292,136)	(172,821)

Net loss	$(3,665,312)	$(4,702,423)

The accompanying notes are an integral part of these statements.

WEGOWISE, INC.

Statements of Changes in Stockholders' Deficit
For the Years Ended December 31, 2017 and 2016

	Series A Convertible		Series B Convertible				Additional		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance at December 31, 2015	92,983	$2,466,097	—	$—	107,000	$11	$15,484	$(10,000,080)	$(7,518,488)

Stock options exercised	—	—	—	—	1,100	—	2,211	—	2,211

Stock-based compensation	—	—	—	—	—	—	144,789	—	144,789

Conversion of notes payable and accrued interest to Series B Preferred Stock, net of issuance cost of $45,831	—	—	660,049	7,228,470	—	—	—	—	7,228,470

Accretion of cumulative dividends and issuance costs	—	172,626	—	475,177	—	—	—	(647,803)	—

Net loss	—	—	—	—	—	—	—	(4,702,423)	(4,702,423)

Balance, December 31, 2016	92,983	2,638,723	660,049	7,703,647	108,100	11	162,484	(15,350,306)	(4,845,441)

Stock-based compensation	—	—	—	—	—	—	129,862	—	129,862

Accretion of cumulative dividends and issuance costs	—	184,710	—	551,307	—	—	—	(736,017)	—

Net loss	—	—	—	—	—	—	—	(3,665,312)	(3,665,312)

Balance, December 31, 2017	92,983	$2,823,433	660,049	$8,254,954	108,100	$11	$292,346	$(19,751,635)	$(8,380,891)

The accompanying notes are an integral part of these statements.

WEGOWISE, INC.

Statements of Cash Flows
For the Years Ended December 31, 2017 and 2016

	2017	2016

Cash Flows from Operating Activities:
Net loss	$(3,665,312)	$(4,702,423)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	31,084	30,810
Interest - amortization	20,997	17,497
Stock-based compensation	129,862	144,789
Changes in operating assets and liabilities:
Accounts receivable	(448,743)	(98,158)
Prepaid expenses and other	16,041	(5,648)
Security deposit	—	(58,010)
Accounts payable and accrued expenses	(113,383)	251,644
Due to affiliate	451,568	(8,887)
Deferred revenue	748,125	317,658
Accrued interest on notes payable to affiliate	—	29,545

Net cash used in operating activities	(2,829,761)	(4,081,183)

Cash Flows from Investing Activities:
Decrease (increase) in restricted cash	166,543	(174,283)
Acquisition of office furniture and computers	(10,149)	(57,972)

Net cash provided by (used in) investing activities	156,394	(232,255)

Cash Flows from Financing Activities:
Proceeds from note payable to a bank	2,000,000	5,000,000
Stock options exercised	—	2,211
Payment of stock issuance costs	—	(45,831)
Cash paid for debt issuance costs	—	(146,977)

Net cash provided by financing activities	2,000,000	4,809,403

Net Change in Cash	(673,367)	495,965

Cash:
Beginning of year	860,320	364,355

End of year	$186,953	$860,320

Supplemental Disclosure of Non-Cash Transactions:
Cash paid for interest	$273,924	$131,343

Notes and accrued interest converted to preferred stock	$—	$7,274,301

The accompanying notes are an integral part of these statements.

WEGOWISE, INC.

Notes to Financial Statements
December 31, 2017 and 2016

1.	NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Nature of Operations

WegoWise, Inc. (WegoWise), a Delaware corporation, was formed in March 2010 for the purpose of creating and offering a web-based energy tracking tool by automatically integrating a broad range of energy and water usage data to deliver a complete picture of the utility usage for multifamily, commercial or residential buildings. The software, delivered as a service (software-as-a-service, SaaS) allows building owners and managers to make smarter operating and capital decisions and to comply with energy efficiency regulations.

WegoWise is an early stage technology company that has spent the first years of operations creating its product offering and the last two years building out the sales and marketing organization to broadly deliver that offering to the market.

Basis of Presentation

WegoWise prepares its financial statements in accordance with generally accepted accounting standards and principles (U.S. GAAP) established by the Financial Accounting Standards Board (FASB).  References to U.S. GAAP in these notes are to the FASB Accounting Standards Codification (ASC).

2.	SIGNIFICANT ACCOUNTING POLICIES

Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

WegoWise generates revenue primarily from subscription to utility tracking software and from compliance reporting services and setup fees. Customers do not take possession of a copy of the software and are typically billed in advance on a monthly or annual basis based on the services and features they receive.

WegoWise recognizes revenue when the following conditions are met: 1) services are provided; 2) evidence of an arrangement exists; 3) fees are fixed or determinable; and 4) collection is reasonably assured.  Billings to customers for which services are not rendered are considered deferred revenue.

In accounting for its SaaS fees, WegoWise follows ASC Topic, Multiple Element Arrangements. SaaS fees are primarily recognized monthly as the services are rendered, provided that no significant remaining obligations exist and collection of any related account receivable is reasonably assured. Revenue from development contracts is recorded based on the proportional performance model, under which the revenue is recognized as the service is performed.

Accounts Receivable

Accounts receivable are recorded at invoiced amounts. WegoWise records an allowance for doubtful accounts based on management's estimate of expected bad debts. As of December 31, 2017 and 2016, WegoWise has determined that an allowance for doubtful accounts is not necessary.

Office Furniture, Computers and Depreciation

Office furniture and computers (see Note 4) are recorded at cost. Depreciation is computed using the straight-line method over an estimated useful life of three years. Major additions are capitalized, while maintenance and repairs are expensed as incurred.

Debt Issuance Costs

Debt issuance costs are amortized over the period the related debt obligation (see Note 5) is outstanding using the straight-line method, which approximates the effective interest method. Unamortized debt issuance costs are reported as a reduction of the carrying value of the related debt obligation.

Stock-Based Compensation

WegoWise accounts for its stock-based compensation in accordance with ASC Topic, Compensation: Stock Compensation. The provisions of this topic generally require WegoWise to record compensation costs equal to the fair value of the option grants over the vesting period, net of estimated forfeitures.

WegoWise uses the Black-Scholes option pricing model to estimate the fair value of the options and requires that WegoWise make certain assumptions and estimates for required inputs to the model, including (i) the fair value of the underlying equity unit at each issuance date, (ii) the expected volatility of the underlying equity unit, (iii) the expected term of the award, (iv) the risk-free interest rate, and (v) the dividend yield. As there is no public market for its common shares, WegoWise determined the volatility based on an analysis of reported data for a peer group of companies that issue options with substantially similar terms. The expected term assumption was based on the simplified method for estimating expected term for awards that qualify as “plain vanilla” options under authoritative guidance. The risk-free interest rate is based on a U.S. Treasury instrument with a term consistent with the expected term of the stock options. WegoWise does not anticipate paying cash dividends in the future on its common stock, therefore, the expected dividend yield is assumed to be zero. WegoWise recognizes compensation expense for only the portion of options that are expected to vest. WegoWise applied an estimated forfeiture rate based on future expectation of 10% for the years ended December 31, 2017 and 2016.

Research and Development

Costs incurred in the research and development of WegoWise’s products are expensed as incurred. Software related research and development costs incurred by WegoWise are charged to expense and do not meet criteria for capitalization.

Advertising

Advertising costs are expensed as incurred.

Fair Value Measurements

WegoWise defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities which are required to be recorded at fair value, WegoWise considers the principal or most advantageous market in which WegoWise would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions, and credit risk.

WegoWise has not elected fair value accounting for any financial instruments for which fair value     accounting is optional.

Income Taxes and Tax Status

WegoWise is a C-corporation for income tax purposes. Income tax expense is based on pre-tax financial accounting income. WegoWise accounts for income taxes according to the asset and liability method. The differences between the financial statement amounts and the tax bases of assets and liabilities are determined annually. Deferred tax assets and liabilities are computed for those differences that will result in taxable or deductible amounts in future periods using currently enacted tax laws and rates that apply to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that will more likely than not be realized (see Note 8). Income tax expense is the tax payable or refundable for the current period plus or minus the change during the period in deferred income tax assets and liabilities.

WegoWise accounts for uncertainty in income taxes in accordance with ASC Topic, Income Taxes. This standard clarifies the accounting for uncertainty in tax positions and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of an income tax position taken or expected to be taken in a tax return. Management of WegoWise has determined that there are no uncertain tax positions which qualify for either recognition or disclosure in the financial statements at December 31, 2017 and 2016. WegoWise's income tax returns are subject to examination by the appropriate taxing jurisdictions.

Subsequent Events

Subsequent events have been evaluated through March 27, 2018, which is the date the financial statements were available to be issued. Events that met the criteria for disclosure in the financial statements are disclosed in Notes 5 and 6.

3.     RELATED PARTY TRANSACTIONS

WegoWise is related to the following entities which it conducts business transactions with:

Boston Community Capital, Inc. (a Massachusetts nonprofit corporation) (BCC) was formed to create and preserve healthy communities where low-income people live and work. BCC participated significantly in the formation of the Company and as of December 31, 2017, BCC held 33,333 shares of common stock, 92,983 shares of Series A convertible preferred stock, and 172,632 shares of Series B convertible preferred stock in WegoWise (see Note 6).

WegoWise, because of its relationship with BCC, is also related to three other Massachusetts nonprofit corporations and other for-profit companies through common Board of Director membership with BCC. The affiliated companies report their collective financial results and financial position, along with certain other controlled entities, including WegoWise, in separately issued consolidated financial statements.

BCLF Ventures, Inc. d/b/a Boston Community Venture Fund (a Massachusetts nonprofit corporation) (the Venture Fund), an affiliate of BCC, was formed to assist small community-based businesses and entrepreneurs to start, grow and expand businesses which strengthen the low-income business community. As of December 31, 2017, the Venture Fund held 487,417 shares of Series B convertible preferred stock in WegoWise (see Note 6).

New Ecology, Inc. (a Massachusetts nonprofit corporation) (New Ecology) was formed to assist, implement and promote local and regional eco-development and eco-planning initiatives in New England aimed at protecting the environment. New Ecology holds 30,000 shares of common stock in WegoWise. In addition, the President of New Ecology holds 3,333 shares of common stock in WegoWise. During 2017 and 2016, WegoWise had sales of approximately $20,000 and $10,000, respectively, to New Ecology, of which approximately $7,400 was included in accounts receivable as of December 31, 2016. There were no amounts included in accounts receivable as of December 31, 2017.

WegoWise has entered into the following transactions and agreements with related parties:

Notes Payable to Affiliates and Conversion to Preferred Stock

During 2015 and 2014, WegoWise entered into various convertible secured note agreements with BCC and the Venture Fund that were scheduled to mature on March 31, 2016. In February 2016, all of the notes totaling $6,957,465 and related accrued interest of $316,836 were converted to Series B preferred stock at $11.02 per share (see Note 6). BCC and the Venture Fund received 172,632 and 487,417 shares, respectively.

Due to Affiliate

Due to affiliate as of December 31, 2017, represented the unpaid portion of operating advances made to WegoWise by BCC. These advances do not bear interest and are considered due on demand. There were no such operating advances owed to BCC as of December 31, 2016.

4.     OFFICE FURNITURE AND COMPUTERS

Office furniture and computers consist of the following at December 31:

	2017	2016
Office furniture and computers	$175,949	$165,800
Less - accumulated depreciation	144,920	113,836

	$31,029	$51,964

Depreciation expense for the years ended December 31, 2017 and 2016, was $31,084 and $30,810, respectively.

5.     NOTE PAYABLE TO A BANK

In February 2016, WegoWise entered into a loan agreement with a bank for borrowing up to $7,000,000 through February 2018 (the draw period), with a maturity date of February 22, 2023, and a fixed interest rate of 4.5%. WegoWise was also required to establish a restricted cash reserve account in the amount of $325,000 funded from the initial advance to pay required interest payments during the draw period. The balance of this account was $7,740 and $174,283 as of December 31, 2017 and 2016, respectively, which is reported as restricted cash in the accompanying balance sheets. Interest expense of $273,924 and $131,343 is included in interest expense in the accompanying statements of operations as of December 31, 2017 and 2016, respectively.

As of December 31, 2017 and 2016, the outstanding balance on the note payable was $7,000,000 and $5,000,000, respectively. Beginning in March 2016, WegoWise began to make monthly payments of accrued and unpaid interest on the outstanding principal owed on this loan. Subsequent to December 31, 2017, the loan agreement was amended to require monthly payments of principal and interest beginning in September 2018 to fully repay the outstanding principal amount of this loan over a fifty-four month amortization period ending in February, 2023. This loan is unconditionally guaranteed by BCC (see Note 3). The loan agreement contains various covenants with which WegoWise must comply. WegoWise was in compliance with these covenants at December 31, 2017 and 2016.

Principal maturities of this loan, as based on the amended repayment terms, for the next five years are as follows:

2018	$471,401
2019	1,457,299
2020	1,524,247
2021	1,594,270
2022	1,667,511
Thereafter	285,272

Total note payable to a bank	$7,000,000

6.     CAPITAL STOCK

As of December 31, 2017, WegoWise’s Board of Directors has authorized the issuance of 1,260,000 shares of common stock, $0.0001 par value per share.

In November 2011, WegoWise issued to BCC (see Note 3) 92,983 shares of Series A convertible preferred stock (Series A preferred stock) at a per share price of $20.11, for gross proceeds of $900,000, and for the conversion of $969,894 of outstanding notes payable and accrued interest.

In February 2016, WegoWise entered into a Series B preferred stock purchase agreement with BCC and the Venture Fund, whereby WegoWise sold 660,049 shares of Series B preferred stock for $11.02 per share in connection with the conversion of the notes and related accrued interest (see Note 3). WegoWise incurred $45,831 of financing costs, including legal fees, which were recorded as a reduction of the Series B preferred stock issuance. The accretion of issuance cost was $9,322 and $7,768 for the years ended December 31, 2017 and 2016, respectively.

The following summarizes certain features of WegoWise’s preferred stock:

Voting Rights

The holders of Series A and Series B preferred stock are entitled to vote together with the holders of common stock on all matters submitted to stockholders for a vote. The preferred stockholders are entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of preferred stock are convertible as of the record date.

Dividends

Cumulative dividends accrue on Series A preferred stock and Series B preferred stock at the rate of 7% of the original issuance price and compound annually. Stockholders of Series A and Series B preferred stock are entitled to first receive, or simultaneously receive a dividend on each outstanding share of Series A and Series B preferred stock in an amount at least equal to the greater of (i) the aggregate accruing dividends then accrued on such share of Series A preferred stock or Series B preferred stock and not previously paid and (ii) (A) in the case of a dividend on common stock or any class or series of stock that is convertible into common stock, that dividend per share of Series A preferred stock or Series B preferred stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted to common stock and (2) the number of shares of common stock issuable upon conversion of a share of Series A preferred stock or Series B preferred stock, in each case calculated on the record date for determination of holders entitled to receive such dividend, or (B) in the case of a dividend on any class or series that is not convertible into common stock, at a rate per share of Series A preferred stock or Series B preferred stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and (2) multiplying such fraction by an amount equal to the Series A original issue price or Series B original issue price. The cumulative accrued dividends as of December 31, 2017 and 2016, were $1,962,928 and $1,236,233, respectively as follows and are included in the liquidation preference amounts disclosed on accompanying balance sheet:

	2017	2016

Series A	$953,534	$768,824
Series B	1,009,394	467,409

	$1,962,928	$1,236,233

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of WegoWise, the preferred stockholders shall be entitled to be paid out of the assets of WegoWise before any payment shall be made to the holders of common stock. The remaining net assets of WegoWise shall be distributed among the stockholders of common stock pro rata based on the number of shares held by each holder.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of WegoWise, the holders of shares of Series A preferred stock and Series B preferred stock then outstanding shall be entitled to be paid out of the assets of WegoWise available for distribution to its stockholders (pro rata based on the number of shares outstanding and the Series A original issue price or the Series B original issue price, as applicable) before any payment shall be made to the holders of common stock or any other class or series of capital stock of WegoWise by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A original issue price or Series B original issue price, as applicable, plus any accruing dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, and (ii) such amount per share as would have been payable had all shares of Series A preferred stock or Series B preferred stock, as applicable, been converted into common stock immediately prior to such liquidation, dissolution or winding up. If upon any such liquidation, dissolution or winding up of WegoWise, the assets of WegoWise available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A preferred stock and Series B preferred stock, the full amount to which they shall be entitled, the holders of shares of Series A preferred stock and Series B preferred stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution, if all amounts payable on or with respect to such shares were paid in full. At December 31, 2017, the liquidation amount for Series A preferred stock and Series B preferred stock was $2,823,433 and $8,283,134, respectively. At December 31, 2016, the liquidation amount for Series A preferred stock and Series B preferred stock was $2,638,723 and $7,741,710, respectively.

Optional Conversion

Each share of preferred stock shall be convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the Series A original issue price by the Series A conversion price in effect at the time of conversion or by dividing the Series B original issue price by the Series B conversion price in effect at the time of conversion. In addition, at the time of conversion of any shares of Series A preferred stock or Series B preferred stock, all accrued but unpaid accruing dividends on such shares of Series A preferred stock or Series B preferred stock, shall be either, at the option of WegoWise, (i) converted into such number of fully paid and non-assessable shares of common stock as determined by dividing such accruing dividends by the fair market value per share of the Series A preferred stock or Series B preferred stock, at the time of conversion, as determined by the Board of Directors of WegoWise, or (ii) paid by WegoWise in cash. The Series A conversion price shall be equal to $20.11 and the Series B conversion price shall be equal to $11.02.

Mandatory Conversion

Shares of preferred stock shall automatically be converted into shares of common stock in the event of a public offering of WegoWise's common stock pursuant to a registration statement under the Securities Act which results in cash proceeds to WegoWise of at least $10,000,000, net of underwriting discounts and commissions.

Redemption

If no liquidation event, as defined in WegoWise's amended and restated certificate of incorporation (certificate), has occurred on or prior to December 31, 2019, (as amended subsequent to December 31, 2017), as to the Series A preferred stock, or on or prior to December 31, 2020, as to the Series B preferred stock, shares of Series A preferred stock or Series B preferred stock, as applicable, shall be redeemed by WegoWise upon the redemption request of the preferred shareholder, out of funds lawfully available at a price per share equal to the greater of (i) the applicable original issue price, plus all accruing dividends accrued but unpaid and (ii) the fair market value of a share of Series A preferred stock or Series B preferred stock, respectively, on the date of the redemption request. Subsequent to the date of the redemption request, the unredeemed shares shall remain outstanding and shall continue to have all rights and preferences, as defined in the certificate, except that the rate per annum of the accruing dividends shall increase from the 7% to 12%.

7.     COST OF REVENUE

Cost of revenue consisted of the following for the years ended December 31:

	2017	2016

Support salaries	$521,611	$796,052
Infrastructure	86,937	87,812
Consultants	6,180	3,533

	$614,728	$887,397

8.    INCOME TAXES

At December 31, 2017 and 2016, WegoWise had, for Federal and state income tax purposes, net operating loss (NOL) carryforwards of approximately $17.0 million and $17.1 million, respectively, available to offset future taxable income. These Federal and state NOLs may be carried forward for twenty years following the year of loss. These carryforwards expire at various times through 2037. Due to the uncertainty of recognizing these carryforwards in future periods, the deferred tax assets associated with the NOLs have been fully reserved as of December 31, 2017 and 2016.

As of December 31, 2017 and 2016, the components of WegoWise’s net deferred tax asset are as follows:

	2017	2016

Federal net operating loss carryforwards	$3,566,000	$4,511,000
State net operating loss carryforwards	1,077,000	699,000
Accrued expenses and other	47,000	9,000
	4,690,000	5,219,000
Less - valuation allowance	4,690,000	5,219,000
	$0	$0

WegoWise has reported only losses since inception. These losses have not resulted in a reported tax benefit because management cannot yet determine if the benefits related to the deferred tax assets will be realized. Management has determined that it is more-likely-than-not that the company will not recognize the benefits of Federal and state deferred tax assets and, as a result, a full valuation allowance of $4,690,000 and $5,219,000 has been established at December 31, 2017 and 2016, respectively. This represents a decrease in the valuation allowance from 2016 of $529,000, and is net of a $2,052,000 decrease attributable to a reduction of the expected Federal corporate income tax rate under the Tax Cuts and Jobs Act of 2017.

Utilization of NOL carryforwards may be subject to a substantial annual limitation due to ownership change limitations that could occur in the future as provided by Section 382 of the Internal Revenue Code of 1986 and similar state provisions. In general, an ownership change, as defined in Section 382, results from transactions which increase the ownership of certain 5% or greater shareholders or public groups in the stock of a corporation by more than 50 percentage points over a three-year period. If WegoWise has experienced a change of control at any time since formation, or experiences a change of control in the future, utilization of the NOL carryforwards would be subject to an annual limitation under Section 382. Any limitation may result in expiration of all or a portion of the NOL carryforwards before utilization.

9.    LEASE AGREEMENTS

In January 2015, WegoWise entered into a lease agreement for space in Boston, Massachusetts for a thirty-eight month term which expired February 28, 2018. During 2016, the monthly base rent increased to $4,970 through February 2016. The monthly base rent then increased by $146 each year on March 1 through the end of the lease term. WegoWise was responsible for its proportionate share of real estate taxes and certain operating expenses. Total expense under this lease was $65,359 and $61,839 for the years ended December 31, 2017 and 2016, respectively, and is included in general and administrative expense in the accompanying statements of operations. In December 2016, WegoWise vacated and subleased this office space to an unrelated organization. Monthly installments of approximately $5,000 are due from the sublessor through February 28, 2018. Rental income in 2018 will be approximately $11,000.

In October 2016, WegoWise entered into an additional lease agreement to rent office space in Boston, Massachusetts through October 2021. Monthly base rent under this lease is $13,070 and increases as defined in the agreement. WegoWise is also responsible for its proportionate share of property taxes and certain operating expenses, as defined in the agreement. The expense under this lease was $167,409 and $45,534 for the years ended December 31, 2017 and 2016, and is included in general and administrative in the accompanying statements of operations.

Future minimum lease payments under these agreements, excluding the effects of any sublessor payments, are as follows:

2018	$172,736
2019	$166,509
2020	$170,806
2021	$130,521

10.    STOCK OPTION PLAN

In March 2010, WegoWise’s Board of Directors approved the 2010 Stock and Option Plan (the Plan) under which it may grant incentive stock options, non-qualified stock options, and restricted stock awards to purchase up to 40,000 shares of Common Stock to employees, officers, directors and consultants of WegoWise.

In September 2016, the Board of Directors amended the Plan to allow for the issuance of up to 322,231 shares of Common Stock under the Plan. In July 2017, the Board of Directors again amended the Plan to allow for the issuance of up to 358,215 shares of Common Stock under the Plan. In 2017 and 2016, the Company granted options to purchase 57,722 and 272,131 shares of Common Stock to certain of its employees and directors, respectively. The options vest over time and are exercisable at a per share price equal to the fair value of the Common Stock on the grant date. As of December 31, 2017 and 2016, there were 23,362 and 44,100 shares available for future issuance under the Plan.

The following tables summarize the activity of WegoWise's stock option plan for 2017 and 2016:

		Weighted	Weighted
		Average	Average
	Number of	Exercise	Remaining
2017	Shares	Price	Life
Outstanding as of December 31, 2016	278,131	$2.00	9.58

Granted	57,722

Cancelled	(1,000)

Outstanding at December 31, 2017	334,853	$2.45	8.80

Options vested and expected to vest, December 31, 2017	316,420	$2.45	8.80

Exercisable at December 31, 2017	150,522	$2.08	8.41

2016
Outstanding as of December 31, 2015	18,000	$2.21	7.59

Granted	272,131

Exercised	(1,100)

Cancelled	(10,900)

Outstanding at December 31, 2016	278,131	$2.00	9.58

Options vested and expected to vest, December 31, 2016	257,586	$2.00	9.58

Exercisable at December 31, 2016	72,683	$1.83	9.05

All options granted during the years ended December 31, 2017 and 2016, were granted with exercise prices equal to at least the fair market value of WegoWise’s common stock on the grant date and had a weighted average fair value of $2.08 and $1.83, respectively.

The weighted average contractual term of stock options outstanding and currently exercisable at December 31, 2017 and 2016, was 8.8 years and 9.6 years, respectively.

During 2017, there were 57,722 stock options granted. The fair value of stock options granted in 2017 was estimated on the grant date using the Black-Scholes option pricing model with the following assumptions:

Expected option term	6 years
Expected volatility factor	85%
Risk-free interest rate	2.1% - 2.4%
Expected annual dividend yield	0%

During 2016, there were 272,131 stock options granted. The fair value of stock options granted in 2016 was estimated on the grant date using the Black-Scholes option pricing model with the following assumptions:

Expected option term	6 years
Expected volatility factor	135%
Risk-free interest rate	2.36%
Expected annual dividend yield	0%

As of December 31, 2017, there was approximately $59,000 of total unrecognized compensation cost related to non-vested stock-based compensation arrangements. That cost is expected to be recognized over a weighted-average period of 1.84 years. As of December 31, 2016, there was approximately $287,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements. That cost was expected to be recognized over a weighted-average period of 2.65 years.

The compensation expense for the granted options during 2017 and 2016 was $129,862 and $144,789, respectively.

11.    CONCENTRATIONS

WegoWise maintains its operating cash balances in Massachusetts banks.  The Federal Deposit Insurance Corporation (FDIC) insures balances at each bank up to certain amounts.  At certain times during the year, cash balances exceeded the insured amounts.  WegoWise has not experienced any losses in such accounts.  Management believes WegoWise is not exposed to any significant credit risk on its operating cash balance.

One customer made up 10% of WegoWise’s total accounts receivable as of December 31, 2017 and a different customer made up 18% of WegoWise’s total accounts receivable as of December 31, 2016.

12.	RETIREMENT PLAN

WegoWise has a salary reduction plan (an Internal Revenue Code (IRC) Section 401(k) plan) whereby employees may make elective tax deferred contributions to the plan. All employees are eligible to participate in the plan. Under the plan, employees can defer a portion of their salary up to limits established under the IRC. WegoWise may make a discretionary matching contribution equal to a percentage of an employee’s salary. WegoWise made no contributions to the plan during 2017 and 2016.

13.	CONTINUING OPERATIONS

WegoWise incurred net losses from operations of approximately $3.4 million and $4.5 million for 2017 and 2016, respectively, and has a total stockholders’ deficit of approximately $8.4 million as of December 31, 2017. These deficits were funded primarily by debt converted to equity by BCC and the Venture Fund (see Notes 3 and 6) and debt guaranteed by BCC (see Note 5) which begins to mature in 2018.

In 2017, BCC provided operating advances to WegoWise (see Note 3) and will continue to do so until 2019, when WegoWise projects to achieve cash flow breakeven. BCC’s board has authorized up to $2,000,000 of advances to WegoWise. If ongoing revenues are below expectations, management intends to take the necessary actions to reduce operating expenses. WegoWise’s long-term viability is dependent upon its ability to expand its market share and continue to manage its expenditures. Management believes that WegoWise’s existing operating cash balance coupled with its access to operating advances from BCC will be sufficient to meet WegoWise’s working capital and anticipated capital expenditures needs until cash flow breakeven is achieved. If WegoWise is unable to generate sufficient new customers and manage its expenditures to meet its obligations as they become due, WegoWise may require additional debt or equity financing in order to fund operations and achieve its intended business objectives. Management believes that there is adequate funding available to meet its current obligations, which alleviates doubt regarding its ability to continue as a going concern.

WEGOWISE, INC.
Supplemental Statements of Operating Expenses
For the Years Ended December 31, 2017 and 2016

	2017				2016
	Research and Development	General and Administrative	Selling and Marketing	Total	Research and Development	General and Administrative	Selling and Marketing	Total
Operating Expenses:
Personnel and related costs	$935,441	$1,500,163	$1,553,386	$3,988,990	$1,038,971	$1,168,602	$1,547,731	$3,755,304
Consultants	499,798	321,423	4,380	825,601	659,509	285,888	90,699	1,036,096
Marketing and recruiting	—	135,357	201,515	336,872	—	86,830	228,974	315,804
Miscellaneous	—	254,272	10,598	264,870	—	148,905	58,584	207,489
Occupancy	—	157,414	200	157,614	—	179,576	—	179,576
Travel	21,409	59,631	127,996	209,036	15,699	58,872	110,821	185,392
Depreciation	—	31,084	—	31,084	—	30,810	—	30,810
Total operating Expenses	$1,456,648	$2,459,344	$1,898,075	$5,814,067	$1,714,179	$1,959,483	$2,036,809	$5,710,471